Exhibit 99.1

NEWS RELEASE 19-011	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
SECOND QUARTER 2019 RESULTS

July 31, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2019. Following is an executive summary for this period and the Company’s future outlook:

•	2Q2019 revenues were $56.8 million, an increase of $2.8 million, or 5%, from 1Q2019 revenues of $54.0 million

•	2Q2019 diluted EPS was $(0.84), an improvement of $0.13, or 13%, from 1Q2019 diluted EPS of $(0.97)

•	2Q2019 net loss was $(31.9) million, an improvement of $4.7 million, or 13%, from 1Q2019 net loss of $(36.6) million

•	2Q2019 EBITDA was $3.6 million, an increase of $2.1 million, or 140%, from 1Q2019 EBITDA of $1.5 million

•	2Q2019 average new gen OSV dayrates were $18,198, in-line with 1Q2019

•	2Q2019 effective new gen OSV dayrates were $5,878, in-line with 1Q2019

•	2Q2019 utilization of the Company’s new gen OSV fleet was 32.3%, in-line with 32.5% sequentially

•	2Q2019 effective utilization of the Company’s active new gen OSVs was 70.4%, down from 72.1% sequentially

•	The Company currently has 35 OSVs and two MPSVs stacked, which are expected to remain stacked through the end of 3Q2019

•	Quarter-end cash and cash equivalents were $143 million, down from $175 million sequentially

•	In June 2019, the Company entered into a new $100 million senior credit facility, all of which was reported as restricted cash at quarter-end

•	On July 30, 2019, the post-closing undertakings were completed and $44 million of the initial $100 million loan proceeds were unrestricted
The Company recorded a net loss for the second quarter of 2019 of $(31.9) million, or $(0.84) per diluted share, compared to a net loss of $(25.1) million, or $(0.67) per diluted share, for the second quarter of 2018; and a net loss of $(36.6) million, or $(0.97) per diluted share, for the first quarter of 2019. Diluted common shares for the second quarter of 2019 were 37.9 million compared to 37.5 million and 37.8 million for the second quarter of 2018 and the first quarter of 2019, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the second quarter of 2019 was $3.6 million compared to $11.2 million for the second quarter of 2018 and $1.5 million for the first quarter of 2019. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $56.8 million for the second quarter of 2019, a decrease of $1.6 million, or 2.7%, from $58.4 million for the second quarter of 2018; and an increase of $2.8 million, or 5.2%, from $54.0 million for the first quarter of 2019. The year-over-year decrease in revenues primarily resulted from decreased revenues from the Company’s MPSVs partially offset by improved market

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

conditions for the Company’s OSVs and the full-quarter contribution from four high-spec OSVs acquired in May 2018. The sequential increase in revenues resulted from increased revenues from the Company’s MPSVs and from other non-vessel services. As of June 30, 2019, the Company had 37 vessels stacked, comprised of 35 OSVs and two MPSVs. For the three months ended June 30, 2019, the Company had an average of 37.8 vessels stacked compared to 42.0 vessels stacked in the prior-year quarter and 38.5 vessels stacked in the sequential quarter. Operating loss was $(24.8) million, or (43.6)% of revenues, for the second quarter of 2019 compared to an operating loss of $(15.6) million, or (26.7)% of revenues, for the prior-year quarter; and an operating loss of $(26.7) million, or (49.4)% of revenues, for the first quarter of 2019. Average new generation OSV dayrates for the second quarter of 2019 were $18,198 compared to $19,566 for the same period in 2018 and $18,156 for the first quarter of 2019. New generation OSV utilization was 32.3% for the second quarter of 2019 compared to 27.0% for the year-ago quarter and 32.5% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 70.4%, 76.0% and 72.1% for the same periods, respectively. Utilization-adjusted, or effective, new generation OSV dayrates for the second quarter of 2019 were $5,878 compared to $5,283 for the same period in 2018 and $5,901 for the first quarter of 2019.
Operating Expenses. Operating expenses were $40.2 million for the second quarter of 2019, an increase of $5.3 million, or 15.2%, from $34.9 million for the second quarter of 2018; and a decrease of $0.2 million, or 0.5%, from $40.4 million for the first quarter of 2019. The year-over-year increase in operating expenses was primarily due to a higher number of active vessels in the Company’s fleet during the three months ended June 30, 2019.
General and Administrative (“G&A”). G&A expense was $13.0 million for the second quarter of 2019 compared to $12.2 million for the second quarter of 2018, and $12.0 million for the first quarter of 2019. The sequential increase in G&A expense was primarily attributable to higher legal fees recorded during the three months ended June 30, 2019.
Depreciation and Amortization. Depreciation and amortization expense was $28.4 million for the second quarter of 2019, or $1.5 million higher than the year-ago quarter and in-line with the sequential quarter. Depreciation expense was in-line with the year-ago and sequential quarter. The year-over-year increase in amortization expense of $1.5 million is primarily due to costs associated with the initial special surveys for vessels that were placed in service under the Company’s fifth OSV newbuild program, costs associated with the drydocking of two vessels that were acquired in the second quarter of 2018 and the amortization of an intangible asset that was included with the acquisition of four OSVs in the second quarter of 2018. Amortization expense is expected to increase temporarily whenever market conditions warrant reactivation of currently stacked vessels, which will then require the Company to drydock such vessels and, thereafter, to revert to historical average levels.
Interest Expense. Interest expense was $20.0 million during the second quarter of 2019, which was $3.6 million higher than the same period in 2018 and in-line with the sequential quarter. The year-

over-year increase was primarily due to additional interest expense associated with the issuance of additional first-lien and second-lien term loans since June 30, 2018.
Recent Developments
New Senior Credit Facility. On June 28, 2019, the Company entered into a new $100.0 million senior secured asset-based revolving credit facility, or the Senior Credit Facility. The Senior Credit Facility is guaranteed by certain of the Company's domestic and foreign subsidiaries and contains customary representations and warranties, covenants and events of default. The fully-funded Senior Credit Facility is secured by first-priority liens on certain eligible receivables, certain restricted cash amounts and related assets. The Senior Credit Facility is comprised of two tranches that will rebalance each month based on a variable receivables-backed borrowing base. The unrestricted receivables-backed tranche will mature in 2022, whereas the restricted cash-backed tranche will mature in 2025. The receivables-backed tranche may be used, subject to the completion of applicable eligibility review procedures, for working capital and general corporate purposes, including the refinancing or repayment of existing debt, subject to, among other things, compliance with certain requirements. The cash-backed tranche may, over time, rebalance to the receivables-backed tranche as eligible receivables increase and may be refinanced over time.
Borrowings under the Senior Credit Facility accrue interest at a floating-rate LIBOR plus a fixed spread of 5.00% for the life of the facility. The Company may, at its option from time to time, prepay loans under either tranche of the Senior Credit Facility. Fifty percent of such loans available under the Senior Credit Facility is subject to a prepayment premium (i) at 103% of the principal amount repaid if such repayment occurs on or prior to June 28, 2020; (ii) at 102% of the principal amount repaid if such repayment occurs on or prior to June 28, 2021; (iii) at 101% of the principal amount repaid if such repayment occurs on or prior to December 28, 2021 and (iv) at 100% of the principal amount repaid if such repayment occurs after December 28, 2021, with such premiums subject to adjustments downward under certain circumstances. The other fifty percent of such loans may be repaid at any time without prepayment penalty.
As of June 30, 2019, the $100.0 million funded under the Senior Credit Facility was presented as restricted cash on the balance sheet, pending completion of certain post-closing undertakings. The Company considers cash as restricted when there are legal or contractual restrictions on its withdrawal or usage. On July 30, 2019, the Company met the post-closing conditions precedent required by the Senior Credit Facility resulting in $44.0 million of restricted cash related to the eligible receivables-backed tranche of the Senior Credit Facility being transferred by the Agent to the Company's unrestricted cash account on July 31, 2019. On July 31, 2019, the Company's restricted cash balance under the Senior Credit Facility was correspondingly reduced to $56.0 million.
The foregoing is only a summary and is not necessarily complete. For further details, please see the Current Report on Form 8-K filed with the SEC on July 5, 2019.

Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 12 and 13 of this press release. These statements are forward-looking and actual results may differ materially, particularly given the volatility inherent in, and the currently depressed market conditions of, the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further change in commodity prices for oil and natural gas; any additional future repositioning voyages; any additional stacking or reactivation of vessels; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible share or note repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of commodity prices and the Company’s expectations related to the planned capital spending budgets of its customers.
Vessel Counts. As of June 30, 2019, the Company’s fleet of owned vessels consisted of 66 new generation OSVs and eight MPSVs. The forecasted vessel counts presented in this press release reflect the two MPSV newbuilds projected to be delivered during fiscal 2020, as discussed further below. With an average of 35.5 new generation OSVs and 2.1 MPSVs projected to be stacked during fiscal 2019, the Company’s active fleet for 2019 is expected to be comprised of an average of 30.5 new generation OSVs and 5.9 MPSVs. With an assumed average of 35.0 new generation OSVs projected to be stacked during fiscal 2020, the Company’s active fleet for fiscal 2020 is expected to be comprised of an average of 31.0 new generation OSVs and 9.0 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $40.0 million to $45.0 million for the third quarter of 2019, and $160.0 million to $170.0 million for the full-year 2019. Reflected in the cash opex guidance ranges above are the anticipated continuing results of several cost containment measures initiated by the Company since the fourth quarter of 2014 due to prevailing market conditions, including, among other actions, the stacking of vessels on various dates from October 1, 2014 through June 30, 2019, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company reactivated one 200 class OSV during the second quarter of 2019. The Company may choose to stack or reactivate additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expense. G&A expense is expected to be in the approximate range of $12.0 million to $14.0 million for the third quarter of 2019; and $48.0 million to $53.0 million for the full fiscal year 2019. During the second quarter of 2019, the Company modified its expected settlement method for nearly all of its outstanding long-term incentive compensation awards, and such awards are now expected to be settled in shares. These awards were previously accounted for as liabilities as the awards were expected to be settled in cash. On June 20, 2019, the Company received stockholder approval to increase the maximum number of shares available under the Company’s long-term incentive compensation plan, and such shares will be used to settle these awards. As a result of this modification, the stock-based compensation expense will be fixed in future periods and the Company’s G&A expense will not vary quarterly due to "mark-to-market" adjustments based on its stock price as required by GAAP on cash-settled awards.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the third quarter of 2019 are projected to be $24.6 million, $4.4 million, $16.3 million, $0.5 million, $24.7 million, 38.0 million and 43.1 million, respectively. As a reminder, please note that GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2019 and 2020 is provided on page 13 of this press release. The Company’s annual effective tax benefit rate is expected to be between 20.0% and 25.0% for fiscal years 2019 and 2020.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. During the first quarter of 2018, the Company notified the shipyard that was constructing the remaining two vessels in the Company’s nearly completed 24-vessel domestic newbuild program that it was terminating the construction contracts for such vessels. The Company has worked with the performance bond surety and will select and contract with a shipyard that can finish construction and deliver such vessels. On October 2, 2018, the shipyard filed suit against the Company in the 22nd Judicial District Court for the Parish of St. Tammany in the State of Louisiana. The Company has responded to the suit and has alleged counter-claims. The Company intends to vigorously defend the shipyard’s claims and considers them to be without merit. The surety has authorized the Company to select a completion yard and, subject to a reservation of rights, has offered to fund the cost to complete the vessels in excess of their contract price of up to the full amount of the performance bond. However, the surety’s offer is not in compliance with the terms of the performance bond as the surety has offered to indemnify the Company for payments it makes in excess of the contract price, rather than to pay the completion yard directly. Consequently, the Company is evaluating its legal options in light of the surety’s offer.

As of the date of the contract termination, the two remaining vessels, both of which are domestic 400 class MPSVs, were projected to be delivered in the second and third quarters of 2019, respectively. Due to the uncertainty of the timing and location of future construction activities, in February 2019, the Company changed its forward guidance for the delivery dates related to these vessels to be the second and third quarters of 2020, respectively. However, the timing of the remaining construction draws remains subject to change commensurate with any further delays in the delivery dates of such vessels. The Company will not update its prior guidance related to the delivery dates and the timing of the remaining cash outlays associated with this program during fiscal 2019 and fiscal 2020, as set forth below, until it has more reliable information upon which to base any further changes.
As noted above, the Company owns 66 new generation OSVs and eight MPSVs as of June 30, 2019. Based on the projected MPSV in-service dates, the Company expects to own eight and ten MPSVs as of December 31, 2019 and December 31, 2020, respectively. These vessel additions result in a projected average MPSV fleet complement of 8.0, 9.0 and 10.0 vessels for the fiscal years 2019, 2020 and 2021, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $22.7 million and $38.2 million are currently expected to be incurred in the fiscal years 2019 and 2020, respectively. However, the timing of these remaining construction draws remains subject to change commensurate with any potential further delays in the delivery dates of the final two newbuild vessels, as discussed above. From the inception of this program through June 30, 2019, the Company has incurred $1,276.3 million, or 95.6%, of total project costs. The Company expects to incur newbuild project costs of $9.4 million during the third quarter of 2019.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2018, 2019 and 2020. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $35.0 million and $21.0 million for the full fiscal years 2019 and 2020, respectively. These cash outlays are expected to be incurred over 544 and 321 days of aggregate commercial downtime in 2019 and 2020, respectively, during which the applicable vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2018, 2019 and 2020. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related capital expenditures, including vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and commercial-related intangibles; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous commercial-related capital expenditures and non-vessel capital expenditures to be approximately $0.8 million and $0.5 million, respectively, for the full fiscal years 2019 and 2020, respectively.
Liquidity Outlook
As of June 30, 2019, the Company had an unrestricted cash balance of $142.7 million, which represents a sequential decrease of $31.9 million. As discussed above, as of June 30, 2019, the $100.0 million of new money funded under the Senior Credit Facility was presented as restricted cash on the balance sheet. On July 31, 2019, the amount of the restricted cash tranche under the Senior Credit Facility was reduced from $100.0 million to $56.0 million and the amount of the unrestricted (receivables-backed) tranche under the Senior Credit Facility was increased from zero to $44.0 million, resulting in a corresponding increase in the Company’s unrestricted cash balance. The Company projects that, even with the currently depressed operating levels, cash generated from operations together with cash on hand should be sufficient to fund its operations and commitments through at least March 31, 2020. However, absent the combination of a significant recovery of market conditions such that cash flow from operations were to increase materially from currently projected levels, coupled with the refinancing and/or further management of its funded debt obligations, the Company does not currently expect to have sufficient liquidity to fully repay the remaining balance of its 5.875% Senior Notes and its 5.000% Senior Notes as they mature in fiscal years 2020 and 2021, respectively. The Company remains fully cognizant of the challenges currently facing the offshore oil and gas industry and continues to review its capital structure and assess its strategic options.
Conference Call
The Company will hold a conference call to discuss its second quarter 2019 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, August 1, 2019. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through August 15, 2019, and may be accessed by calling (201) 612-7415 and using the pass code 13691712#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 74 vessels primarily serving the energy industry and expects to add two ultra high-spec MPSV newbuilds to its fleet in fiscal 2020.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including impacts from changes in oil and natural gas prices in the U.S. and worldwide; continued weakness in demand and/or pricing for the Company’s services through and beyond the maturity of any of the Company’s long-term debt; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or vessel management contracts or failures to finalize commitments to charter or manage vessels; continued weak capital spending by customers on offshore exploration and development; the inability to accurately predict vessel utilization levels and dayrates; sustained weakness in the number of deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the Company’s inability to successfully complete the final two vessels of its current vessel newbuild program on-budget, including any failure or refusal by the issuer of performance bonds to cover cost overruns that may result at a completion shipyard; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the U.S. government’s cancellation or non-renewal of the management, operations and maintenance contracts for non-owned vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; disputes with vendors; bureaucratic, administrative, operating or court-imposed barriers that prevent or delay vessels in foreign markets from going or remaining on-hire; administrative, judicial or political barriers to exploration and production activities in Mexico, Brazil or other foreign locations; disruption in the timing and/or extent of Mexican offshore activities or changes in law or governmental policy in Mexico that restricts or slows the pace of further development of its offshore oilfields; changes in law or governmental policy or judicial action in Mexico affecting the Company's Mexican registration of vessels there; administrative or other legal changes in Mexican cabotage laws; other legal or administrative changes in Mexico that adversely impact planned or expected offshore energy development; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting the Company’s MPSVs; sustained vessel over-capacity for existing demand levels in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate or acquire; any success in unionizing any of the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or adverse changes in the interpretation of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; other industry risks; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the inability to repatriate foreign-sourced earnings and profits; the possible loss or material limitation of the Company's tax net operating loss carryforwards and other attributes due to a change in control, as defined in Section 382 of the Internal Revenue Code; or the inability of the Company to refinance or otherwise retire certain funded debt obligations that come due in 2020 and 2021; the potential for any impairment charges that could arise in the future and that would reduce the Company’s consolidated net tangible assets which, in turn, would further limit the Company’s ability to grant certain liens, make certain investments, and incur certain debt permitted under the Company’s senior notes indentures and term loan agreements; or an adverse decision in any potential dispute involving the permissibility of the exchange of 2020 senior notes for second-lien term loans due February 2025. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, lack of liquidity in the capital markets or an increase in interest rates, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations, if and when required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s existing indebtedness. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues	$56,845	$54,036	$58,431	$110,881	$100,018
Costs and expenses:
Operating expenses	40,217	40,394	34,858	80,611	70,827
Depreciation and amortization	28,386	28,382	26,886	56,768	53,526
General and administrative expense	13,049	11,967	12,246	25,016	25,121
	81,652	80,743	73,990	162,395	149,474
Gain (loss) on sale of assets	29	26	(13)	55	30
Operating loss	(24,778)	(26,681)	(15,572)	(51,459)	(49,426)
Other income (expense):
Loss on early extinguishment of debt	—	(71)	—	(71)	—
Interest income	921	1,114	519	2,035	1,163
Interest expense	(19,995)	(19,726)	(16,401)	(39,721)	(30,346)
Other income (expense), net [1]	4	(87)	(72)	(83)	(63)
	(19,070)	(18,770)	(15,954)	(37,840)	(29,246)
Loss before income taxes	(43,848)	(45,451)	(31,526)	(89,299)	(78,672)
Income tax benefit	(11,905)	(8,831)	(6,438)	(20,736)	(14,929)
Net loss	$(31,943)	$(36,620)	$(25,088)	$(68,563)	$(63,743)
Earnings per share
Basic loss per common share	$(0.84)	$(0.97)	$(0.67)	$(1.81)	$(1.70)
Diluted loss per common share	$(0.84)	$(0.97)	$(0.67)	$(1.81)	$(1.70)
Weighted average basic shares outstanding	37,876	37,788	37,496	37,832	37,419
Weighted average diluted shares outstanding [2]	37,876	37,788	37,496	37,832	37,419

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Offshore Supply Vessels:
Average number of new generation OSVs [3]	66.0	66.0	63.9	66.0	63.0
Average number of active new generation OSVs [4]	30.2	29.7	22.7	30.0	20.4
Average new generation OSV fleet capacity (deadweight) [3]	238,845	238,845	228,925	238,845	224,498
Average new generation OSV capacity (deadweight)	3,619	3,619	3,583	3,619	3,566
Average new generation utilization rate [5]	32.3%	32.5%	27.0%	32.4%	23.9%
Effective new generation utilization rate [6]	70.4%	72.1%	76.0%	71.3%	73.9%
Average new generation dayrate [7]	$18,198	$18,156	$19,566	$18,178	$18,895
Effective dayrate [8]	$5,878	$5,901	$5,283	$5,890	$4,516
Balance Sheet Data (unaudited):

	As of June 30, 2019	As of December 31, 2018
Cash and cash equivalents	$142,708	$224,936
Restricted cash - current	44,226	—
Working capital	(44,242)	138,386
Restricted cash - noncurrent	56,017	—
Property, plant and equipment, net	2,389,787	2,434,829
Total assets	2,772,010	2,764,637
Total short-term debt	249,130	96,311
Total long-term debt	1,041,041	1,123,625
Stockholders' equity	1,243,909	1,307,922

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash used in operating activities	$(48,660)	$(27,653)
Cash used in investing activities	(3,627)	(49,131)
Cash provided by (used in) financing activities	70,200	(276)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Vessel revenues	$47,257	$45,252	$49,481	$92,509	$82,615
Non-vessel revenues [9]	9,588	8,784	8,950	18,372	17,403
Total revenues	$56,845	$54,036	$58,431	$110,881	$100,018
Operating loss	$(24,778)	$(26,681)	$(15,572)	$(51,459)	$(49,426)
Operating deficit	(43.6%)	(49.4%)	(26.7%)	(46.4%)	(49.4%)
EBITDA [10] Reconciliation to GAAP:
Net cash flows used in operating activities	$(22,517)	$(26,143)	$(18,779)	$(48,660)	$(27,653)
Cash paid for deferred drydocking charges	6,305	9,300	1,381	15,605	3,351
Cash paid for interest	19,680	19,507	14,173	39,187	29,304
Cash paid for (refunds of) income taxes	1,316	(1,338)	201	(22)	650
Changes in working capital	(645)	1,443	15,990	798	3,157
Stock-based compensation expense	(684)	(975)	(1,885)	(1,659)	(4,753)
Loss on early extinguishment of debt	—	(71)	—	(71)	—
Gain (loss) on sale of assets	29	26	(13)	55	30
Changes in other, net	128	(206)	174	(78)	(49)
EBITDA [10]	$3,612	$1,543	$11,242	$5,155	$4,037
Components of EBITDA [10]
Net loss	$(31,943)	$(36,620)	$(25,088)	$(68,563)	$(63,743)
Interest expense, net	19,074	18,612	15,882	37,686	29,183
Income tax benefit	(11,905)	(8,831)	(6,438)	(20,736)	(14,929)
Depreciation	24,657	24,771	24,630	49,428	49,278
Amortization	3,729	3,611	2,256	7,340	4,248
EBITDA [10]	$3,612	$1,543	$11,242	$5,155	$4,037
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$71	$—	$71	$—
Stock-based compensation expense	684	975	1,885	1,659	4,753
Interest income	921	1,114	519	2,035	1,163
Adjusted EBITDA [10]	$5,217	$3,703	$13,646	$8,920	$9,953

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Drydock Downtime:
New Generation OSVs
Number of vessels commencing drydock activities	3.0	6.0	4.0	9.0	6.0
Commercial downtime (in days)	143	116	88	259	179
MPSVs
Number of vessels commencing drydock activities	1.0	3.0	1.0	4.0	1.0
Commercial downtime (in days)	16	32	24	48	24

Commercial-related Downtime[11]:
New Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$6,305	$9,300	$1,381	$15,605	$3,351
Other vessel capital improvements	726	293	1,510	1,019	4,073
	7,031	9,593	2,891	16,624	7,424
Other Capital Expenditures:
Commercial-related capital expenditures	—	229	4,066	229	5,409
Non-vessel related capital expenditures	205	71	74	276	81
	205	300	4,140	505	5,490
	$7,236	$9,893	$7,031	$17,129	$12,914
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$2,161	$3	$67	$2,164	$488
Vessel acquisitions	—	—	36,869	—	36,869
	$2,161	$3	$36,936	$2,164	$37,357

Forecasted Data [12]:
	1Q 2019A	2Q 2019A	3Q 2019E	4Q 2019E	2019E	2020E
Drydock Downtime:
New Generation OSVs
Number of vessels commencing drydock activities	6.0	3.0	2.0	4.0	15.0	9.0
Commercial downtime (in days)	116	143	90	64	413	273
MPSVs
Number of vessels commencing drydock activities	3.0	1.0	1.0	—	5.0	1.0
Commercial downtime (in days)	32	16	45	38	131	48

Commercial-related Downtime[11]:
New Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$9,300	$6,305	$10,771	$4,188	$30,564	$18,996
Other vessel capital improvements	293	726	2,539	909	4,467	2,025
	9,593	7,031	13,310	5,097	35,031	21,021
Other Capital Expenditures:
Commercial-related capital expenditures	229	—	—	—	229	—
Non-vessel related capital expenditures	71	205	200	100	576	500
	300	205	200	100	805	500
	$9,893	$7,236	$13,510	$5,197	$35,836	$21,521
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$3	$2,161	$9,439	$11,100	$22,703	$38,200

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	3Q 2019E Avg Vessels	Full-Year 2019E Avg Vessels	Full-Year 2020E Avg Vessels
Fleet Data (as of 31-Jul-2019):

New generation OSVs - Active	31.0	30.5	31.0
New generation OSVs - Stacked [13]	35.0	35.5	35.0
New generation OSVs - Total	66.0	66.0	66.0

New generation MPSVs - Active	6.0	5.9	9.0
New generation MPSVs - Stacked	2.0	2.1	—
New generation MPSVs - Total	8.0	8.0	9.0
Total	74.0	74.0	75.0

	3Q 2019E Range		Full-Year 2019E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$40.0	$45.0	$160.0	$170.0
General and administrative expense	$12.0	$14.0	$48.0	$53.0

	1Q 2019A	2Q 2019A	3Q 2019E	4Q 2019E	2019E	2020E
Other Financial Data:
Depreciation	$24.8	$24.7	$24.6	$24.3	$98.4	$101.8
Amortization	3.6	3.7	4.4	4.5	16.2	19.8
Interest expense, net:
Interest expense [15]	$20.1	$21.3	$22.2	$21.5	$85.1	$81.3
Incremental non-cash OID interest expense [16]	0.8	0.3	0.2	—	1.3	—
Amortization of deferred gain [17]	(1.2)	(1.6)	(1.6)	(1.7)	(6.1)	(6.8)
Capitalized interest	—	—	(3.3)	(3.4)	(6.7)	(7.1)
Interest income	(1.1)	(0.9)	(1.2)	(1.0)	(4.2)	—
Total interest expense, net	$18.6	$19.1	$16.3	$15.4	$69.4	$67.4

Income tax benefit rate	19.4%	27.2%	22.5%	22.5%	22.5%	22.5%
Cash paid for (refunds of) income taxes	$(1.3)	$1.3	$0.5	$(4.0)	$(3.5)	$2.0
Cash paid for interest [15]	19.5	19.7	24.7	19.3	83.2	79.0
Weighted average basic shares outstanding	37.8	37.9	38.0	38.0	37.9	39.4
Weighted average diluted shares outstanding [18]	38.0	38.5	43.1	43.1	40.7	44.8

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three and six months ended June 30, 2019, three and six months ended June 30, 2018, and the three months ended March 31, 2019, the Company excluded the dilutive effect of equity awards representing the rights to acquire 2,439, 2,195, 529, 639 and 404 shares of common stock, respectively, because the effect was anti-dilutive. As of June 30, 2019, March 31, 2019 and June 30, 2018, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 66 new generation OSVs as of June 30, 2019, including the four OSVs acquired from Aries Marine in May 2018. Excluded from this data are eight MPSVs owned by the Company and four non-owned OSVs operated by the Company for the U.S. Navy.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are based on a 365-day year for all active and stacked vessels. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the average new generation utilization rate for the respective period.

[9]
Represents revenues from shore-based operations, vessel-management services related to non-owned vessels, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes EBITDA provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company has also historically made certain adjustments, as applicable, to EBITDA for gains or losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that such ratios can, at times, be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]	As of July 31, 2019, the Company’s inactive fleet of 35 new generation OSVs that were “stacked” was comprised of the following: ten 200 class OSVs, twenty-two 240 class OSVs and three 265 class OSVs.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]
Interest on the Company’s first-lien term loans and Senior Credit Facility is variable based on changes in LIBOR, or the London Interbank Offered Rate. The guidance included in this press release related to such facility is based on industry estimates of LIBOR in future periods as of July 31, 2019. Actual results may differ from this estimate. Interest expense on the Company’s second-lien term loans, 2019 convertible senior notes, 2020 senior notes and 2021 senior notes are at fixed rates of 9.5%, 1.5%, 5.875% and 5.0%, respectively.

[16]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[17]
Represents the non-cash recognition of the $21.4 million gain on the debt-for-debt exchange associated with the Company’s first-lien term loans and the $21.3 million gain on the debt-for-debt exchange associated with the Company’s second-lien term loans. Such amounts are being deferred and amortized prospectively as yield adjustments to interest expense as required by GAAP under debt modification accounting.

[18]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

# # #